                                                                     EXHIBIT 4.2


                                ESCROW AGREEMENT



          This Escrow Agreement ("Agreement") is made and entered into as of this 28th day of November, 1997, by and among P-Com, Inc., a Delaware corporation ("P-Com"), Telematics, a Virginia corporation ("Telematics"), Daniel
N. Carter and George Roberts (collectively, "Escrow Committee") and Brobeck, Phleger & Harrison LLP ("Escrow Agent"). Terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement (as defined below).

                                   WITNESSETH

          WHEREAS, P-Com, Telematics, Daniel N. Carter ("Securityholder") and P-Com Field Services, Inc., a subsidiary of P-Com ("Sub") have entered into a Securities Purchase Agreement, dated as of November 17, 1997 (collectively, with all amendments, schedules, exhibits and certificates referred to therein, the "Purchase Agreement"); and

          WHEREAS, pursuant to the Purchase Agreement, an escrow (the "Escrow") shall be established to compensate P-Com, Sub and their respective affiliates (other than the Securityholder) for Damages each may incur by reason of an inaccuracy in, breach or nonfulfillment of, or noncompliance with the representations, warranties, covenants or agreements of Telematics and Securityholder contained in the Purchase Agreement; and

          WHEREAS, the Escrow Committee has been constituted as agent for and on behalf of the Securityholder to undertake certain obligations herein; and

          WHEREAS, the Purchase Agreement provides for an escrow of shares of P-Com Common Stock issued in connection with the purchase of the Shares, such escrow to be held by the Escrow Agent; and

          WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in the Purchase Agreement relating to the operation of the Escrow.

          NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained in the Purchase Agreement and herein, and intending to be legally bound, hereby agree as follows:

          1.   Escrow.  Pursuant to the Purchase Agreement, P-Com shall deposit
               ------
in escrow with the Escrow Agent at the Time of Closing the stock certificate or certificates representing a sufficient number of shares of P-Com Common Stock as set forth in the Agreement (the "Escrow Shares") which shall be registered in the name of the Escrow Agent as nominee for the beneficial owner of such shares. Concurrently therewith, the Escrow

Committee shall execute a stock power with respect to the Escrow Shares, which stock power shall be delivered to the Escrow Agent and attached to the certificate(s) representing the Escrow Shares. The Escrow Shares shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of the Purchase Agreement and this Agreement. The number of Escrow Shares beneficially owned by Securityholder is set forth in Exhibit A attached hereto.

          2.   Escrow Period.  Except as set forth in the Purchase Agreement,
               -------------
the Escrow shall terminate with respect to the Escrow Shares upon the date of release of P-Com's Annual Report on Form 10-K for the fiscal year ending December 31, 1997.

          3.   Application of Escrow Shares to Claims.
               --------------------------------------

               a. If P-Com, Sub or any of their respective affiliates (other than the Securityholder) shall have any claim giving rise to Damages against Telematics or the Securityholder pursuant to Article VII of the Purchase Agreement, P-Com shall promptly give written notice thereof to each member of the Escrow Committee, including in such notice a brief description of the facts upon which such claim is based and the amount of Damages, with a duplicate copy delivered to the Escrow Agent. If the Escrow Committee agrees to such claim, as soon as practicable after the expiration of the fifteen (15) business day notice period set forth in section 3.b. below, the Escrow Agent shall deliver out of the Escrow to P-Com the lesser of: (a) the number of the Escrow Shares (in whole shares) in the Escrow that have an aggregate market value (determined as provided in the Purchase Agreement) most nearly equal to such Damages or claims for Damages thus to be satisfied, or (b) all of the Escrow Shares in the Escrow.

               b. If the Escrow Committee agrees to the validity of any claim for Damages, it shall give written notice to P-Com within fifteen (15) business days following receipt of P-Com's notice of claim, with a duplicate copy to the Escrow Agent, advising P-Com that it consents to the delivery of any of the Escrow Shares out of Escrow to P-Com for application to such claims. Otherwise, the Escrow Agent shall hold the Escrow Shares in Escrow until the rights of P-Com and the Securityholder with respect thereto have been agreed upon among the Escrow Committee and P-Com or until such rights are finally determined in accordance with section 3.c. hereof. The Escrow Agent may rely on any memorandum of P-Com and all members of the Escrow Committee or any determination by any such arbitration panel. In any such resolution to determine the Escrow Shares to be delivered out of Escrow, the Escrow Agent shall, as soon as practicable following receipt of a copy of such determination, deliver out of Escrow the Escrow Shares from the Escrow in accordance with the terms thereof.

               c. In case the Escrow Committee shall not so agree in writing to any claim or claims by P-Com, P-Com shall have twenty-five (25) days to respond in a written statement to the objection of the Escrow Committee. If the Escrow Committee and P-Com should agree after such time, a memorandum setting forth such agreement shall be

                                       2.

prepared and signed by P-Com and by all members of the Escrow Committee and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow in accordance with the terms thereof. If after such twenty-five (25) day period there remains a dispute as to any claims, the members of the Escrow Committee shall either (i) mutually agree upon a third party to resolve the issue or (ii) either party shall have the right to submit the matter to arbitration with the American Arbitration Association within six (6) months of the expiration of the aforesaid twenty-five (25) day period. The decision of the arbitrator or third party as to the validity and amount of any Damages shall be binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow in accordance therewith. Judgment upon any award rendered by the third party or arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Fairfax County, Virginia under the commercial rules then in effect of the American Arbitration Association. Through the Escrow or otherwise, the arbitrator or such third party may apportion among the parties the expenses of the parties, including without limitation, attorneys fees and costs, fees of the arbitrator, the administrative fee of the American Arbitration Association, and the expenses incurred by the other party to the arbitration.

               d. In the event P-Com becomes aware of a third-party claim which P-Com believes may result in a demand against the Escrow, P-Com shall notify the Escrow Committee of such claim, and the Securityholder shall be entitled, at his own expense, to participate in any defense of such claim. P-Com shall have the right in its sole discretion to control the defense, settlement, compromise or other disposition of any such claim, on behalf of and for the account and risk of the Securityholder, and the Escrow Committee shall cooperate with P-Com in any such defense, including, without limitation, by revealing all information pertinent thereto within their control other than attorney-client privileged communications. The costs of defense of any third party action or claim or any settlement or compromise thereof shall be paid from the Escrow Shares. P-Com shall have no obligation to obtain the consent of the Escrow Committee to any good faith settlement or disposition of any claim under this section 3.d.; provided, however, that the Securityholder shall retain the power and authority to object to the amount of any withdrawal by P-Com against the Escrow for indemnity with respect to such settlement or disposition, which objection shall be submitted to arbitration or to a mutually agreed upon third party in accordance with the provisions of Section 3.c hereof.

          4.   Escrow Committee.
               ----------------

               a. Upon consummation of the Purchase Agreement and in consideration of the issuance of the Escrow Shares, Securityholder shall be deemed to have irrevocably appointed the Escrow Committee as his attorneys in fact to give and receive notices and communications, to authorize delivery to P-Com of the Escrow Shares or other property from the Escrow in satisfaction of claims by P-Com, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to

                                       3.

take all actions necessary or appropriate in the judgment of the Escrow Committee for the accomplishment of the foregoing. No further documentation shall be required to evidence such appointment, and such power of attorney shall be coupled with an interest, thereby confirming such appointment as irrevocable. Notices or communications to or from the Escrow Committee shall constitute notice to or from Securityholder. A decision, act, consent or instruction of the Escrow Committee shall constitute a decision of Securityholder and shall be final, binding and conclusive upon each Securityholder, and the Escrow Agent and P-Com may rely upon any decision, act, consent or instruction of the Escrow Committee as being the decision, act, consent or instruction of Securityholder. The Escrow Agent and P-Com are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Escrow Committee. The Escrow Committee shall be empowered to act by unanimous vote with respect to all matters arising under this Agreement during the term of this Agreement. No bond shall be required of the Escrow Committee, and members of the Escrow Committee shall receive no compensation for their services.

               b. The Escrow Committee shall not be liable to anyone whatsoever by reason of any error of judgment or for any act done or step taken or omitted by them in good faith or for any mistake of fact or law for anything which he may do or refrain from doing in connection herewith unless caused by or arising out of his own gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Securityholder and P-Com shall, jointly and severally, indemnify and hold the Escrow Committee, and each member thereof, harmless from any and all liability and expense (including, without limitation, counsel fees) which may arise out of any action taken or omitted by him as an Escrow Committee member in accordance with this Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Escrow Committee.

               c. The Escrow Committee may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Committee shall not be liable for other parties' forgeries, fraud or false personations.

               d. The Escrow Committee is hereby authorized and directed to disregard any and all notices and warnings that may be given by any person, firm or corporation except the final order, judgment or decree of any court made, filed, entered or issued, whether with or without jurisdiction, from which no further appeal may be taken and the Escrow Committee is hereby authorized to comply with and obey any and all such final orders, judgments and decrees of any court made, filed, entered or issued, whether with or without jurisdiction. If the Escrow Committee shall comply with or obey any such order, judgment or decree of any court, the Escrow Committee shall not be liable to any of the parties hereto, or to any other person, firm, association or corporation, by reason of any such

                                       4.

compliance or obedience even if any such order, judgment or decree may be subsequently revised, modified, annulled, set aside or vacated.

               e. If the former Telematics Securityholder on the Escrow Committee, or his replacement hereunder, shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the remaining member or members of the Escrow Committee shall select a replacement member or members from among those persons who are direct family members of Securityholder. If the P-Com members of the Escrow Committee, or replacement hereunder, shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities hereunder, P-Com shall choose a replacement.

                f. The Escrow Committee shall have reasonable access to information about Telematics and the reasonable assistance of Telematics' officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Escrow Committee shall treat confidentially and not disclose any nonpublic information from or about Telematics to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          5.   Duties of Escrow Agent.  The Escrow Agent shall be entitled to
               ----------------------
such rights and shall perform such duties of the escrow agent as set forth herein and in Article VII of the Purchase Agreement, including but not limited to the following (collectively, the "Duties"):

               a. The Escrow Agent shall hold and safeguard the Escrow Shares during the Escrow Period, shall treat such Escrow as a trust fund in accordance with the terms of this Agreement and the Purchase Agreement and not as the property of P-Com, and shall hold and dispose of the Escrow Shares only in accordance with the terms of this Agreement and the Purchase Agreement.

               b. The Escrow Shares shall be voted by the Escrow Agent in accordance with the instructions received by the Escrow Agent from the beneficial owner of such shares.

               c. Promptly following termination of the Escrow Period as set forth in Section 2 hereof, the Escrow Agent shall deliver to the Securityholder the remaining number of Escrow Shares in the Escrow in excess of any amount of such Escrow Shares or other property sufficient, in the sole judgment of P-Com, subject to the objection of the Escrow Committee and the subsequent resolution of the matter in the manner provided in section 3.d. above, to satisfy any unsatisfied claims for Damages specified in any P-Com notice theretofore delivered to the Escrow Committee and Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, and to pay expenses as provided in this Agreement. As soon as all such claims have been finally resolved, the Escrow Agent shall deliver to the Securityholder any

                                       5.

and all of the Escrow Shares and other property remaining in the Escrow and not required to satisfy such claims and expenses.

          6.   Distribution.  Any cash dividends, dividends payable in
               ------------
securities or other distributions of any kind (but excluding any shares of P-Com capital stock received upon a stock split) shall be distributed by the Escrow Agent to the beneficial holder of the Escrow Shares to which such distribution relates. Any shares of P-Com capital stock received by the Escrow Agent upon a stock split made in respect of any securities in the Escrow shall be added to the Escrow and become a part thereof. Any provision hereof or in the Purchase Agreement shall be adjusted to appropriately reflect any stock split or reverse stock split.

          7.   Ownership.  The Securityholder shall have all indicia of
               ---------
ownership of the Escrow Shares while they are held in Escrow, including, without limitation, the right to vote the Escrow Shares and the obligations to pay all taxes, assessments, and charges with respect thereto, but excluding the right to sell, transfer, pledge or hypothecate or otherwise dispose of any Escrow Shares; provided, that any distribution on or with respect to the Escrow Shares and any other shares or securities into which such Escrow Shares may be changed or for which they may be exchanged pursuant to corporate action of P-Com affecting holders of P-Com Common Stock generally shall be delivered to and held by Escrow Agent in Escrow and shall be subject to the provisions herein and Article VII of the Purchase Agreement. Except as contemplated hereunder, no Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, other than by will or by the laws of descent or distribution in the event of the death of Securityholder, by Securityholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Securityholder, prior to the delivery to the Securityholder of the Escrow Shares by the Escrow Agent.

          8.   Exculpatory Provisions of Escrow Agent.
               --------------------------------------

               a. The Escrow Agent shall be obligated only for the performance of such Duties as are specifically set forth herein and in the Purchase Agreement and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for other parties' forgeries, fraud or false personations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence or willful misconduct. The Escrow Agent shall, in no case or event be liable for any representations or warranties of P-Com, Sub, Telematics or the Securityholder. Any act done or omitted pursuant to the advice or opinion of counsel (other than the Escrow Agent) shall be conclusive evidence of the good faith of the Escrow Agent.

               b. The Escrow Agent is hereby authorized and directed to disregard any and all notices and warnings that may be given by any person, firm or corporation except the final order, judgment or decree of any court made, filed, entered or issued, whether with

                                       6.

or without jurisdiction, from which no further appeal may be taken and the Escrow Agent is hereby authorized to comply with and obey any and all such final orders, judgments and decrees of any court made, filed, entered or issued, whether with or without jurisdiction. If the Escrow Agent shall comply with or obey any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto, or to any other person, firm, association or corporation, by reason of any such compliance or obedience even if any such order, judgment or decree may be subsequently revised, modified, annulled, set aside or vacated.

               c. The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Purchase Agreement or any documents or papers deposited or called for thereunder.

               d. The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to the Purchase Agreement or any documents deposited with the Escrow Agent.

          9.   Resignation and Removal of the Escrow Agent.  The Escrow Agent
               -------------------------------------------
may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days' prior written notice to each of P-Com and the Escrow Committee, such resignation to be effective thirty (30) days following the date such notice is given. In addition, P-Com and the Escrow Committee may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent shall be appointed by the Escrow Committee, with the approval of P-Com, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to P-Com and the Escrow Committee a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the escrow agent hereunder and shall be entitled to receive the assets in the Escrow.

          10.  Further Instruments.  If the Escrow Agent reasonably requires
               -------------------
other or further instruments in connection with performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.

          11.  Disputes.  It is understood and agreed that should any dispute
               --------
arise with respect to the delivery and/or ownership or right of possession of the securities held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the terms hereof and of Article VII of the Purchase Agreement. The Escrow Agent may hold all documents and funds and may wait for settlement of any dispute by final appropriate proceedings. Furthermore, the Escrow Agent may in its reasonable judgment, file an action of interpleader requiring the parties hereto to answer and litigate any claims and right among themselves, in which case, the Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in Escrow, except all

                                       7.

costs, expenses, charges and reasonable attorneys' fees incurred by the Escrow Agent due to the interpleader action. Upon initiating such interpleader action, the Escrow Agent shall be fully released and discharged of and from all obligations of this Agreement. In the event that the terms of this Agreement conflict in any way with the provisions of Purchase Agreement, the Purchase Agreement shall control.

          12.  Indemnification.  Through the Escrow or otherwise, in
               ---------------
consideration of the Escrow Agent's acceptance of this appointment and, if applicable, the arbitrator's or third party's appointment pursuant to section 3.c, the other parties hereto, jointly and severally, agree to indemnify and hold the Escrow Agent and, if applicable, the arbitrator or third party, harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the terms hereof and the Purchase Agreement, and to reimburse the Escrow Agent and, if applicable, the arbitrator or third party, for all its reasonable costs and expenses, including, among other things, counsel fees and expenses, incurred by reason of any matter as to which an indemnity is paid; provided, however, that no indemnity need be paid in case of the Escrow Agent's and, if applicable, the arbitrator's or third party's gross negligence, willful misconduct or breach of this Agreement; and provided, further, that any liability of the Escrow Agent shall be limited to and paid out of the Escrow Shares.

          13.  General.
               -------

               a. Any notice given hereunder shall be in writing and shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing as follows:

     To P-Com and Sub:

          P-Com, Inc.
          3175 S. Winchester Blvd.
          Campbell, CA  95008
          Attention:  President
          Facsimile:  (408) 866-3678

                                       8.

     With a copy to:

          Brobeck, Phleger & Harrison LLP
          Two Embarcadero Place
          2200 Geng Road
          Palo Alto, CA 94303
          Attention:  Warren T. Lazarow, Esq.
          Facsimile:  (415) 496-2733

     With a copy to:

          P-Com Field Services, Inc.
          8300 Boone Boulevard, Ste. 800
          Vienna, Virginia  22182
          Attention:  Bill Welch
          Facsimile:  (703) 917-4398

     To Telematics:

          Daniel N. Carter
          Post Office Box 1400
          Herndon, VA  21070
          Telecopy No: (703) 758-2559



     With a copy to:

          The Jefferson Law Firm, PLC
          1980 Gallows Road, Suite 200
          Vienna, Virginia  22182
          Attention: W. Thomas Parrott, III
          Telecopy No.: (703) 790-2623; and

          The Jefferson Law Firm, PLC
          6862 Elm Street, Suite 740
          McLean, VA  22101
          Attention: W. Thomas Parrott, III
          Telecopy No.:  (703) 790-2623

                                       9.

     To the Escrow Committee:

          P-Com, Inc.
          c/o George Roberts
          3175 S. Winchester Blvd.
          Campbell, CA  95008
          Attention:  Escrow Committee for Telematics
          Facsimile:  (408) 866-3655

     With a copy to:

          Brobeck, Phleger & Harrison LLP
          Two Embarcadero Place
          2200 Geng Road
          Palo Alto, CA 94303
          Attention:  Warren T. Lazarow, Esq.
          Facsimile:  (415) 496-2733


     To the Securityholder


          Daniel N. Carter
          Post Office Box 1400
          Herndon, VA  21070
          Telecopy No: (703) 758-2559

     With a copy to:

          The Jefferson Law Firm, PLC
          1980 Gallows Road, Suite 200
          Vienna, Virginia  22182
          Attention: W. Thomas Parrott, III
          Telecopy No.: (703) 790-2623; and

          The Jefferson Law Firm, PLC
          6862 Elm Street, Suite 740
          McLean, VA  22101
          Attention: W. Thomas Parrott, III
          Telecopy No.:  (703) 790-2623



     To the Escrow Agent:

          Brobeck, Phleger & Harrison LLP
          Two Embarcadero Place
          2200 Geng Road
          Palo Alto, CA 94303
          Attention:  Warren T. Lazarow, Esq.
          Facsimile:  (415) 496-2733

                                      10.

     or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

               b. This Agreement may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

               c. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

               d. No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

               e. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within the State of California.

                f. The terms, conditions, covenants and provisions of the Purchase Agreement are incorporated by reference herein as specifically set forth herein.

                g. The rights of the parties hereunder are cumulative and are not exclusive of any other rights each party may have under the Purchase Agreement or otherwise.

                                      11.

     IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date first written above.


                              P-COM, INC.


                              By:
                                  ---------------------------------

                              Title:
                                    -------------------------------

                              TELEMATICS, INC.


                              By:
                                  ---------------------------------

                              Title:
                                    -------------------------------


                              ESCROW COMMITTEE:


                              -------------------------------------
                              Daniel Carter


                              -------------------------------------
                              George Roberts



                              BROBECK, PHLEGER & HARRISON LLP, AS ESCROW AGENT


                              -------------------------------------

                                      12.